CFO Commentary on Third Quarter FY2012 Results

The following information has been prepared on a GAAP basis except where noted.

Summary Results

GAAP earnings for the third quarter of fiscal 2012 were $0.29 per diluted share.

Non-GAAP earnings for the third quarter of fiscal 2012 were $0.35 per diluted share. This excludes stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and the tax impact associated with these items.

Our GAAP and non-GAAP earnings both exceeded expectations for the quarter.

(in millions except per share data)	Q3 FY12 GAAP	Q2 FY12 GAAP	Q3 FY12 NON-GAAP	Q2 FY12 NON-GAAP
Revenue	$1,066.2	$1,016.5	$1,066.2	$1,016.5
Gross Margin	52.2%	51.7%	52.5%	51.9%
Operating Expenses	$359.6	$351.3	$317.6	$306.0
Net Income	$178.3	$151.6	$217.0	$193.5
Earnings Per Share	$0.29	$0.25	$0.35	$0.32

Revenue for the third quarter was $1.07 billion, up 4.9 percent from $1.02 billion in the prior quarter.

GAAP gross margin for the quarter was 52.2 percent, up 0.5 percentage points from the prior quarter's GAAP gross margin of 51.7 percent. Non-GAAP gross margin, which excludes stock-based compensation, was 52.5 percent, compared with 51.9 percent in the prior quarter, up 0.6 percentage points. This is the fifth consecutive quarter for record GAAP and non-GAAP gross margins.

GAAP operating expenses were $359.6 million and non-GAAP operating expenses were $317.6 million, both slightly lower than our estimates. Non-GAAP operating expenses exclude stock-based compensation, amortization of acquisition-related intangible assets and other acquisition-related costs.

GAAP net income for the third quarter was $178.3 million, or $0.29 per diluted share, compared with $151.6 million, or $0.25 per diluted share, in the prior quarter. Non-GAAP net income was $217.0 million, or $0.35 per diluted share, compared with $193.5 million, or $0.32 per diluted share, for the prior quarter. Our GAAP net income and non-GAAP net income grew 17.6 percent and 12.1 percent, respectively, over the prior quarter.

Revenue

(in millions)	Q3FY2012	Q2FY2012	Q/Q%
GPU	$644.8	$638.5	+1%
Professional Solutions	230.3	210.3	+9.5%
Consumer Products	191.1	167.7	+14.0%
Total	$1,066.2	$1,016.5	+4.9%

Our consumer GPU business - which includes desktop, notebook, memory, MCP products and license revenue from our patent cross license agreement with Intel - was up 1.0 percent compared with the previous quarter, at $644.8 million. This is despite the continued downward pressure on our revenue as we end-of-life our MCP products. MCP revenue declined $47.3 million to $22.4 million in the third quarter.

The strength in our GPU business in the third quarter was largely attributable to our desktop GPU products, with revenue increasing 23.0 percent over the prior quarter. This was not only due to seasonal strength for desktop GPU in the third quarter, but also the increased demand for our high-end products as consumers geared-up their PCs for new titles such as Battlefield 3, Elder Scrolls V:Skyrim and Star Wars: The Old Republic. The growth in our desktop GPU business was largely offset by the decline in MCP as well as a decrease in notebook GPU revenue. While overall consumer GPU attach remained stable, we believe the decline of our notebook GPU revenue over the prior quarter was primarily a result of Intel losing some share to AMD CPU in notebook, and our absence from Apple platforms this cycle. Channel inventory was relatively flat in the quarter and remained comfortably within our target levels.

Revenue for our Professional Solutions business - which includes workstation graphics and computing - was up 9.5 percent from the prior quarter, at a record $230.3 million. Much of this increase was driven by record revenue in our Quadro® professional graphics business. This was due not only to the increase in demand for our Fermi-generation products in enterprise markets, but also to new growth we experienced for Quadro products in emerging markets, including Brazil, Russia, India, and China. Revenue from our Tesla™ business also increased sequentially.

Our Consumer Products business - which includes Tegra® smart phone and tablet products, Icera® baseband processors and RF transceivers, our embedded products, and license, royalty, and other revenue associated with game consoles - was up 14.0 percent over the prior quarter, at $191.1 million. This increase was primarily driven by our Tegra products, as well as a seasonal increase in game console royalties.

Gross Margin

GAAP gross margin of 52.2 percent and non-GAAP gross margin of 52.5 percent for the third quarter were both slightly above our estimates and a fifth consecutive record quarter, up 0.5 percent and 0.6 percent over the prior quarter, respectively. Non-GAAP gross margin excludes stock-based compensation. Our gross margins remained very strong in the quarter primarily due to a richer product mix, with strong demand in the high-end segments of our desktop GPU products and record sales in our Quadro professional graphics products.

Expenses and Other

GAAP operating expenses of $359.6 million were slightly below our estimates for the quarter, increasing $8.3 million compared with GAAP operating expenses of $351.3 million in the prior quarter.

Non-GAAP operating expenses were also slightly below our estimates at $317.6 million in the third quarter, an increase of $11.6 million compared with non-GAAP operating expenses of $306.0 million in the prior quarter.

The increase in our operating expenses was primarily attributable to a full quarter of Icera operating expenses, some 28nm ramp-up costs, and planned hiring to support our strategic businesses.

Non-GAAP operating expenses excluded:

(Impact on opex/millions)	Q3FY2012	Q2FY2012
Stock-based compensation	$30.2	$33.2
Amortization of acquisition-related intangible assets	$5.4	$4.5
Other acquisition-related costs	$6.4	$7.5
Total	$42.0	$45.2

GAAP income tax expense for the quarter was $26.5 million, an effective tax rate of 12.9 percent. Non-GAAP income tax expense, excluding stock-based compensation, amortization of acquisition-related intangible assets, and other acquisition-related costs, was $32.8 million or an effective tax rate of 13.1 percent. Our GAAP and non-GAAP income tax expense were both below our estimates, driven primarily by an increase in profits above our expectations within jurisdictions where the statutory tax rate is less than the U.S. statutory rates.

Balance Sheet

Cash, cash equivalents and marketable securities at the end of the quarter were $2.75 billion, up 11 percent or $273.9 million over the prior quarter due primarily to the strength in our business and cash flow from operating activities of $244.4 million.

Accounts receivable at the end of the quarter were $371.3 million, down 11.6 percent from $419.9 million in the prior quarter. Our DSO at quarter-end was 32 days, down 6 days from 38 days in the prior quarter, as a result of strong collections and improved shipment linearity during the quarter.

Inventories at the end of the quarter were $319.6 million, down 11.7 percent from $361.9 million in the prior quarter. Our DSI at quarter-end was 57 days, down 10 days from 67 days in the prior quarter, as we continued to actively manage production builds throughout the quarter.

Depreciation and amortization expense for the third quarter amounted to $52.4 million. Capital expenditures were $39.0 million.

Cash flow from operating activities was $244.4 million in the third quarter, up $162.4 million compared with $82.0 million in the prior quarter.  The increase over the prior quarter is primarily attributable to an increase in our net income, improvements in DSO and DSI, and an increase in accounts payable.

Fourth Quarter Outlook

Our outlook for the fourth quarter of fiscal 2012, is as follows:

•	Revenue is expected to be relatively flat, plus or minus 2 percent, from the third quarter

•	GAAP and non-GAAP gross margins are expected to be flat to up 0.5 percentage points from the respective GAAP and non-GAAP gross margins in the third quarter

•	GAAP operating expenses are expected to be approximately $372 million; non-GAAP operating expenses are expected to be approximately $330 million

•	Our GAAP and non-GAAP tax rates are both expected to be between 14 to 16 percent, excluding any discrete tax events that may occur in the quarter

We estimate depreciation and amortization for the fourth quarter to be approximately $53 million to $57 million. Capital expenditures are expected to be in the range of $30 to $40 million.

Diluted shares for the fourth quarter are expected to be approximately 618 million.

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For further information, contact:

Rob Csongor	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-6373	(408) 566-5150
rcsongor@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA's Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income tax expense, non-GAAP net income, and non-GAAP net income, or earnings, per share. In order for NVIDIA's investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude a charge related to the weak die/packaging material set that was used in certain versions of the NVIDIA's previous generation MCP and GPU products, net of insurance reimbursement, stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, and the associated tax impact of these items, where applicable. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company's historical financial performance. The presentation of the company's non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company's financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: the company's financial outlook for the fourth quarter of fiscal 2012; anticipated decline in the company's MCP business; and seasonal strength for our products are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended July 31, 2011. Copies of reports filed with the SEC are posted on the company's website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2011 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, Quadro, Tesla and Tegra are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

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NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)
	Three Months Ended			Nine Months Ended
	October 30,	July 31,	October 31,	October 30,	October 31,
	2011	2011	2010	2011	2010

GAAP gross profit	$556,717	$525,284	$392,062	$1,566,504	$982,731
GAAP gross margin	52.2%	51.7%	46.5%	51.4%	37.0%
Stock-based compensation expense included in cost of revenue (A)	3,049	2,748	2,490	8,274	6,582
Net charge against cost of revenue arising from a weak die/packaging material set (B)	—	—	—	—	181,193
Non-GAAP gross profit	$559,766	$528,032	$394,552	$1,574,778	$1,170,506
Non-GAAP gross margin	52.5%	51.9%	46.8%	51.7%	44.1%

GAAP operating expenses	$359,627	$351,254	$288,279	$1,040,522	$906,762
Stock-based compensation expense included in operating expense (A)	(30,180)	(33,202)	(22,689)	(92,644)	(68,406)
Amortization of acquisition-related intangible assets	(5,399)	(4,454)	(2,296)	(12,149)	(6,887)
Net charge against operating expenses arising from a weak die/packaging material set (B)	—	—	—	—	(12,705)
Other acquisition-related costs (C)	(6,413)	(7,562)	—	(15,230)	—
Non-GAAP operating expenses	$317,635	$306,036	$263,294	$920,499	$818,764

GAAP net income	$178,273	$151,573	$84,862	$465,065	$81,495
Total pre-tax impact of non-GAAP adjustments	45,041	47,966	27,475	128,297	275,773
Income tax impact of non-GAAP adjustments	(6,302)	(5,994)	5,034	(17,092)	(23,292)
Non-GAAP net income	$217,012	$193,545	$117,371	$576,270	$333,976

Diluted net income per share
GAAP	$0.29	$0.25	$0.15	$0.76	$0.14
Non-GAAP	$0.35	$0.32	$0.20	$0.94	$0.57

Shares used in diluted net income per share computation	613,560	613,934	582,648	614,688	584,500

(A) Excludes stock-based compensation as follows:	Three Months Ended			Nine Months Ended
	October 30,	July 31,	October 31,	October 30,	October 31,
	2011	2011	2010	2011	2010
Cost of revenue	$3,049	$2,748	$2,490	$8,274	$6,582
Research and development	$19,308	$21,697	$14,104	$59,594	$43,251
Sales, general and administrative	$10,872	$11,505	$8,585	$33,050	$25,155

(B) Excludes a charge related to the weak die/packaging material set, net of insurance reimbursement.
(C) Other acquisition-related costs are comprised of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc. that was completed on June 10, 2011.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK
(In millions)
Q4 FY2012 Outlook
January 29,
2012

GAAP operating expenses	$372.0
Stock-based compensation expense included in operating expense	(32.0)
Amortization of acquisition-related intangible assets	(5.0)
Other acquisition-related costs (A)	(5.0)
Non-GAAP operating expenses	$330.0

(A) Other acquisition related costs are comprised of transaction costs, compensation charges and restructuring costs related to the acquisition of Icera, Inc. that was completed on June 10, 2011.